EXHIBIT 99.1


[GRAPHIC OMITTED]


                                        News Release
                                        CONTACT:
                                        Doug Dean
                                        Director, Investor Relations
                                        B/E Aerospace, Inc.
                                        (561) 791-5000 ext. 1450




                  B/E AEROSPACE ANNOUNCES CASH TENDER OFFER AND
                 CONSENT SOLICITATION FOR SENIOR NOTES DUE 2010

        WELLINGTON, FL, July 10, 2006 - B/E Aerospace, Inc. (the "Company") (Nasdaq: BEAV) today announced that it has commenced a cash tender offer and consent solicitation for its outstanding $175.0 million aggregate principal amount of its 8 1/2% Senior Notes due 2010 (the "Notes"). The source of funds to complete this tender offer and consent solicitation will be provided from cash on hand and from borrowings under a new revolving credit facility that the Company expects to enter into. The tender offer is scheduled to expire at 5:00 p.m. New York City time on August 7, 2006 (the "Expiration Date"), unless extended or earlier terminated. The consent solicitation is scheduled to expire at 5:00 p.m. New York City time on July 21, 2006 (the "Consent Date"), unless extended. The tender offer is being made upon the terms, and subject to the conditions, set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated July 10, 2006 (the "Offer to Purchase"), and related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Holders may withdraw their tenders prior to 5:00 p.m. New York City time on July 21, 2006 (the "Withdrawal Date"), but not thereafter, except as may be required by law or as may be permitted upon an extension of the Withdrawal Date under the Offer to Purchase.

        The consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Date will, as described in the Offer to Purchase, be based on the present value, on any Settlement Date, of $1,042.50 (the amount payable on October 1, 2007, which is the date that the Notes may first be redeemed by the Company pursuant to the terms of the indenture governing the Notes), and the present value of interest that would be payable on, or accrue from, the last



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interest payment date until October 1, 2007, in each case, determined based on a fixed spread of 50 basis points over the yield at 2:00 p.m. New York City time on July 21, 2006, unless extended (the "Price Determination Date"), of the 4.00% U.S. Treasury Note due September 30, 2007 minus accrued and unpaid interest from the last interest payment date to the Settlement Date. The purchase price for the Notes will be announced by news release on the next business day following the Price Determination Date. In addition, the Company will pay investors that validly tender their Notes accrued and unpaid interest from the last interest payment date up to, but not including, the applicable Settlement Date.

        In connection with the tender offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes. Holders tendering Notes will be required to consent to the proposed amendments to the indenture. Adoption of the proposed amendments requires the consent of at least a majority of the outstanding aggregate principal amount of the Notes. The Company is offering to make a consent payment of $20.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents on or prior to the Consent Date.

        The Settlement Date will be the "Early Settlement Date" or the "Final Settlement Date." The Early Settlement Date is expected to follow promptly the Consent Date and the Final Settlement Date is expected to follow promptly the Expiration Date.

        The consummation of the tender offer and consent solicitation is subject to the conditions set forth in the Offer to Purchase, including the receipt of consents of holders of the Notes representing a majority of the outstanding aggregate principal amount of the Notes, the execution of a supplemental indenture amending the indenture governing the Notes, the Company obtaining the financing necessary to fund the tender offer and consent solicitation and other customary conditions.

        In connection with the tender offer and consent solicitation, the Company expects to establish a $150.0 million revolving credit facility. The Company expects to use cash on hand and borrowings under this revolving credit facility to purchase Notes in the tender offer.

        The Company has retained UBS Securities LLC, Credit Suisse Securities
(USA) LLC and J.P. Morgan Securities Inc. to serve as Dealer Managers, and Global Bondholder Services Corporation to serve as Depositary and Information Agent.

        Persons with questions regarding the tender offer and consent solicitation should contact UBS Securities LLC toll free at (888) 722-9555 ext. 4210 and collect at (203) 719-4210, Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 and collect at (212) 325-7596, and J.P. Morgan Securities Inc. collect at (212) 270-7407, or Global Bondholder Services Corporation at (866) 804-2200. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 804-2200.

        This announcement is for information purposes only and constitutes neither an offer to purchase



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nor a solicitation of an offer to sell the Notes. The tender offer and consent solicitation will be made only pursuant to the Offer to Purchase and related materials, which will be delivered to all holders of the Notes.


        About B/E Aerospace, Inc.

        B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.